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EXHIBIT 10.1

         This Long Term Loan Agreement is entered into as of December 30, 2004 by and between Prism Software Corporation, a Delaware corporation ("Prism") and the Conrad von Bibra Revocable Trust and Carl S. von Bibra ("Lenders")

         Prism is indebted to the Lenders under various promissary notes due on Demand, most of which are governed under one or more of the following loan agreements:

         a) Loan Agreement of March 13, 2003 which consolidated loans made prior to March 13, 2003 from the Lenders.

         b) Credit Agreement of March 15, 2003 which was identical to the Loan Agreement except it covers Loans made after March 15, 2003.

         c) Security Agreement of March 27, 2003 in which Prism granted to Conrad von Bibra Revocable Trust a security interest in its assets for loans made on and after March 27, 2003.

         The Lenders desire to have those loans made prior to March 27, 2003 also be protected under the Security Agreement. Prism desires to change the existing loans from short term notes due on demand to long term notes due on a fixed date over two years in the future. Prism also desires to reduce the rate of interest on existing notes. Prism also desires to reduce the amount of possible dilution of its stock under the conversion privilege of existing convertible notes.

         NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree to change the terms and amend the prior notes and loan agreements as follows:

         1. TERMS OF PAYMENT. The principal and interest rate on all outstanding notes and advances from Lenders to Prism made prior to December 31, 2004 will not be due on demand but will be due and payable on March 1, 2007. Prism retains the right to prepay all or any portion of the principal balances and accrued interest at any time without penalty.

         2. INTEREST RATE. The interest rate on all existing obligations to Lenders is reduced from 8% compounded to 5 % simple interest effective March 13, 2003.

         3. RIGHT TO CONVERT. The number of common shares of Prism which can be acquired by each holder of convertible notes under the Right to Convert terms of the loan agreements are changed and amended to limit the total conversions to not exceed the total number of common stock owned by that lender just prior to first exercising his right to convert after March 13, 2003 (consistent with 4.3 of Loan Agreement of March 13,
         2003).

         4. SECURITY AGREEMENT. The Security Agreement of March 27, 2003 is amended to include all obligations of Prism to Lenders for loans made both before and after March 27, 2003 and a Form UCC-1 filings with the State of California will be made by Prism to record security interests of each of them in Prism's assets to secure their loans and a copy of the UCC-1 filings will be provided to each Lender.

         All other provisions of the existing notes and loan agreements remain in force.

         /s/ David Ayres                          /s/ Carl S. von Bibra
         ------------------                       ---------------------
         David Ayres, President                   Carl S. von Bibra
         Prism Software Corporation
                                                  /s/ Conrad von Bibra, Trustee
                                                  -----------------------------
                                                  Conrad von Bibra, Trustee